Exhibit 99.1
     ------------------Press Release, dated March 21, 2005------------------

                                                           FOR IMMEDIATE RELEASE

        CARNIVAL CORPORATION & PLC REPORTS RECORD FIRST QUARTER EARNINGS

         MIAMI (March 21, 2005) - Carnival  Corporation  & plc  (NYSE/LSE:  CCL;
NYSE: CUK) reported record net income of $345 million, or $0.42 diluted EPS, on revenues of $2.40 billion for its first quarter ended February 28, 2005. Net income for the first quarter of 2004 was $203 million, or $0.25 diluted EPS, on revenues of $1.98 billion.

         The 21 percent increase in revenues in the 2005 first quarter was driven by a 15 percent increase in capacity and a continuation of the improvement in revenue yields (revenue per available lower berth day) that began in early 2004. Net revenue yields for the first quarter of 2005 increased 7.2 percent compared to the prior year, primarily due to higher cruise ticket prices and onboard revenues and, to a lesser extent, higher occupancy and the weak U.S. dollar relative to the euro and sterling. Gross revenue yields increased 5.1 percent. Net revenue yields as measured on a local currency basis ("constant dollar basis") increased 5.9 percent over the same period last year.

         Despite a 10 percent increase in fuel prices, gross and net cruise costs per available lower berth day ("ALBD") for the first quarter of 2005 were approximately the same as the corresponding amounts in the similar period last year. The higher fuel costs were offset by lower selling, general and administrative costs per ALBD, partly due to the delay until later in the year of advertising expenditures. On a constant dollar basis, net cruise costs per ALBD decreased 1.0 percent from the same period last year.

         As previously announced, as a result of the cancellation of P&O Cruises' 2005 world cruise on the Aurora, earnings per share for the first quarter of 2005 were reduced by $0.04 per share. Also during the first quarter of 2005, the company recorded a $0.01 per share gain from a litigation settlement.

         Carnival Corporation & plc Chairman and CEO Micky Arison said that he was pleased with the company's performance during the quarter. "We are delighted with the first quarter results," Arison said. "Stronger than expected pricing coupled with a 15 percent increase in capacity more than offset higher fuel costs, enabling us to achieve a very healthy 70 percent increase in net income."

         During the 2005 first quarter, Carnival Cruise Lines introduced the 2,974-passenger Carnival Valor, which is currently operating seven-day Caribbean cruises from Miami. Also during the first quarter, Carnival Corporation & plc announced an agreement to construct a new 3,000-passenger ship for Costa Cruises, with the delivery scheduled for spring 2007.

         Just yesterday, delivery ceremonies were held in Venice, Italy, for P&O Cruises' 1,968-passenger Arcadia, which will operate a series of European cruises from Southampton, England, beginning April 14, 2005.

          As a result of the merger with P&O Princess, the company assumed a contingent liability related to the British Merchant Navy Officers Pension Fund ("MNOPF"). The company was recently informed that the decision on how to allocate the MNOPF's deficit among its participating employers is expected to be issued by the court at a hearing scheduled for March 22, 2005. As more fully discussed in Note 13 to the company's 2004 annual financial statements, the company's share of the MNOPF deficit is estimated to be between $26 million and $113 million. Depending on the court's decision and other factors, the company could be required to update its 2005 first quarter results to record a one-time expense for its share of the MNOPF deficit.

Outlook for the Remainder of 2005

         Looking forward, Arison said that he continued to be optimistic about the climate for cruise vacations for the remainder of 2005. "We began this year's wave season with significantly less inventory to sell than at this same time last year, despite an 8.6 percent increase in 2005 capacity. With continued strong demand during the 2005 wave season, we have achieved higher pricing than during last year's wave season and, as a result, expect to see an increase in revenue yields for the remainder of the year," Arison said.

         For the last nine months of 2005, advance booking levels are well ahead of the prior year's levels on a capacity adjusted basis, with pricing higher than last year. Assuming a continuing strong demand for travel, the company has raised its guidance for net revenue yields for the last nine months of 2005 from an increase of 4 to 6 percent to an increase of 5 to 6 percent (3.5 to 4.5 percent on a constant dollar basis), compared to last year. Capacity is expected to increase 6.7 percent over the balance of 2005. In recent weeks, fuel prices have spiked up significantly. The company's cost guidance for fuel is based on recent forward prices for fuel for the balance of the year, which is 23 percent higher than average prices for the last three quarters of fiscal 2004. As a result, the company now estimates that net cruise costs per ALBD for the remainder of 2005 are expected to increase by 4 to 5 percent (2.5 to 3.5 percent on a constant dollar basis), compared to 2004. On a constant dollar basis, and excluding the higher fuel costs, the company's forecast for net cruise costs per ALBD for the balance of 2005 is approximately flat with the prior year.

         Based on these estimates, the company continues to expect that diluted earnings per share for the year 2005 will be approximately $2.70. This guidance is based on currency exchange rates of $1.30 to the euro and $1.88 to the sterling.

         For the second quarter of 2005, the company expects net revenue yields to increase 6 to 7 percent (4.5 to 5.5 percent on a constant dollar basis), compared to last year. Net cruise costs per ALBD are expected to be up 6 to 7 percent (up 4.5 to 5.5 percent on a constant dollar basis), compared to last year. The increased costs are mostly attributable to the higher fuel price estimates. Also affecting second quarter 2005 cost estimates are higher dry-dock amortization expense and the timing of expenditures between quarters. Based on these estimates, the company expects diluted earnings per share for the second quarter of 2005 to be in the range of $0.45 to $0.47. This guidance, as well as the company's guidance for the year, includes a previously announced reduction in second quarter 2005 earnings per share of $0.02 for the impact of the cancellation of the Aurora's 2005 world cruise.

         Carnival has scheduled a conference call with analysts at 10 a.m. EST (15.00 London time) today to discuss its 2005 first quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web site at www.carnivalcorp.com and www.carnivalplc.com.

         Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 12 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

         Together, these brands operate 78 ships totaling more than 134,000 lower berths with 12 new ships scheduled for delivery between July 2005 and April 2009. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.


 ******************************************************************************
Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, costs per ALBD, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises; accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers, including machinery and equipment failures, which could cause the cancellation of a cruise or a series of cruises; changing public and consumer tastes and preferences, which may, among other things, adversely impact the demand for cruises; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; the ability of Carnival Corporation & plc to attract and retain qualified shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, payroll, insurance and security costs; changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost improvement plans and to integrate business acquisitions; continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers; and unusual weather patterns or natural disasters, such as hurricanes and earthquakes.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                                       INVESTOR RELATIONS CONTACT
US                                                   US/UK
Carnival Corporation & plc                           Carnival Corporation & plc
Tim Gallagher                                        Beth Roberts
1 305 599 2600, ext. 16000                           1 305 406 4832

UK
Brunswick Group
Sophie Fitton/Sarah Tovey
44 (0) 20 7404 5959

2005 First Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Three Months Ended February 28/29,
                                                       ---------------------------------
                                                             2005             2004 (1)
                                                             ----             ----
                                                      (in millions, except per share data)
Revenues
     Cruise
         Passenger tickets                                  $ 1,841         $ 1,527
         Onboard and other                                      546             446
     Other                                                        9               8
                                                            -------         -------
                                                              2,396           1,981
                                                            -------         -------
Costs and Expenses
     Operating
          Cruise
               Commissions, transportation and other            431             384
               Onboard and other                                 96              81
               Payroll and related                              274             237
               Food                                             154             127
               Other ship operating                             457             378
          Other                                                  11              10
                                                            -------         -------
          Total                                               1,423           1,217
     Selling and administrative                                 334             316
     Depreciation and amortization                              221             188
                                                            -------         -------
                                                              1,978           1,721
                                                            -------         -------
Operating Income                                                418             260
                                                            -------         -------

Nonoperating (Expense) Income
     Interest income                                              3               4
     Interest expense, net of capitalized interest              (86)            (65)
     Other income, net                                            7 (2)
                                                            -------         -------
                                                                (76)            (61)
                                                            -------         -------

Income Before Income Taxes                                      342             199

Income Tax Benefit, Net                                           3               4
                                                            -------         -------

Net Income                                                  $   345         $   203
                                                            =======         =======

Earnings Per Share
    Basic                                                   $  0.43         $  0.25
                                                            =======         =======
    Diluted                                                 $  0.42         $  0.25
                                                            =======         =======

Dividends Per Share                                         $ 0.150         $ 0.125
                                                            =======         =======

Weighted-Average Shares Outstanding - Basic                     805             800
                                                            =======         =======
Weighted-Average Shares Outstanding - Diluted                   855             820
                                                            =======         =======

(1) Reclassifications have been made to certain 2004 amounts to conform to the current period presentation.

(2)   Includes a $7 million gain from the settlement of litigation.

2005 First Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                  SELECTED STATISTICAL AND SEGMENT INFORMATION

                                                 Three Months Ended February 28/29,
                                                 ---------------------------------
                                                  2005                      2004 (1)
                                                  ----                      ----
                                           (in millions, except statistical information)
STATISTICAL INFORMATION
      Passengers carried                       1,618,873                1,346,964
      Available lower berth days (2)          11,586,444               10,062,655
      Occupancy percentage                         103.8%                   102.0%

SEGMENT INFORMATION
      Revenues
          Cruise                                 $ 2,387                  $ 1,973
          Other                                       12                       10
          Intersegment elimination                    (3)                      (2)
                                                 -------                  -------
                                                 $ 2,396                  $ 1,981
                                                 =======                  =======
      Operating expenses
          Cruise                                 $ 1,412                  $ 1,207
          Other                                       14                       12
          Intersegment elimination                    (3)                      (2)
                                                 -------                  -------
                                                 $ 1,423                  $ 1,217
                                                 =======                  =======

      Selling and administrative expenses
          Cruise                                 $   322                  $   302
          Other                                       12                       14
                                                 -------                  -------
                                                 $   334                  $   316
                                                 =======                  =======

      Operating income (loss)
          Cruise                                 $   440                  $   281
          Other                                      (22)                     (21)
                                                 -------                  -------
                                                 $   418                  $   260
                                                 =======                  =======

(1) Reclassifications have been made to certain 2004 amounts to conform to the current period presentation.

(2) Available lower berth days is the total passenger capacity for the period, assuming two passengers per cabin, that we offer for sale, which is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

2005 First Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                    GAAP TO NON-GAAP RECONCILING INFORMATION

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

                                                          Three Months Ended February 28/29,
                                                          ----------------------------------
                                                              2005                2004
                                                              ----                ----
                                                       (in millions, except ALBDs and yields)
Cruise revenues
    Passenger tickets                                    $      1,841         $      1,527
    Onboard and other                                             546                  446
                                                         ------------         ------------

Gross cruise revenues                                           2,387                1,973
Less cruise costs
    Commissions, transportation and other                        (431)                (384)
    Onboard and other                                             (96)                 (81)
                                                         ------------         ------------
Net cruise revenues (1)                                  $      1,860         $      1,508
                                                         ============         ============

 ALBDs                                                     11,586,444           10,062,655
                                                         ============         ============

Gross revenue yields (1)                                 $     206.07         $     196.02
                                                         ============         ============

Net revenue yields (1)                                   $     160.59         $     149.84
                                                         ============         ============


Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

                                                          Three Months Ended February 28/29,
                                                          ----------------------------------
                                                              2005                2004
                                                              ----                ----
                                                   (in millions, except ALBDs and costs per ALBD)
Cruise operating expenses                                $      1,412         $      1,207
Cruise selling and administrative expenses                        322                  302
                                                         ------------         ------------

Gross cruise costs                                              1,734                1,509
Less cruise costs included in net cruise revenues
        Commissions, transportation and other                    (431)                (384)
        Onboard and other                                         (96)                 (81)
                                                         ------------         ------------
Net cruise costs (1)                                     $      1,207         $      1,044
                                                         ============         ============

ALBDs                                                      11,586,444           10,062,655
                                                         ============         ============

Gross cruise costs per ALBD (1)                          $     149.62         $     149.91
                                                         ============         ============

Net cruise costs per ALBD (1)                            $     104.13         $     103.73
                                                         ============         ============

2005 First Quarter Earnings -

                NOTE TO GAAP TO NON-GAAP RECONCILING INFORMATION

(1) We use net cruise revenues per ALBD ("net revenue yields") and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company's cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use "net cruise revenues" rather than "gross cruise revenues." We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined.

      Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs as described above, which are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

      We also monitor these two non-GAAP financial measures assuming the 2005 exchange rates have remained constant with the 2004 comparable period rates, or on a "constant dollar basis," in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. On a constant dollar basis, the 2005 net cruise revenues and net cruise costs would be $1.839 billion and $1.190 billion, respectively.


                                       ###